LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") is dated effective as of the 6th day of June, 2025.

BETWEEN:

COUNTRYMAN INVESTMENTS LTD., a corporation having an address at #

(Email: #)

(the "Lender")

AND:

GREENPOWER MOTOR COMPANY INC., a corporation having an address at #

(Email: #)

(the "Borrower")

WHEREAS:

A. The Borrower intends to borrow up to USD $2,000,000 in tranches from several lenders (the "Loan Facility") with the Lender participating in the first tranche of the Loan Facility pursuant to this Agreement;

B. The Lender has agreed to provide a loan in the principal amount of USD $150,000 (the "Principal Amount") to the Company in accordance with the terms and conditions of this Agreement; and

C. The Borrower wishes to borrow monies from the Lender on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Lender and the Borrower (each, a "Party" and, together, the "Parties") covenant and agree as set forth below:

1. DEFINITIONS; INTERPRETATION

1.1 For the purpose of this Agreement, the following words and phrases will have meanings set forth below unless the Parties or the context otherwise require(s):

(a) "$" means lawful currency of the United States of America;

(b) "Advance Date" has the meaning set out in Section 2.1;

(c) "Agreement" means this Agreement as the same may be amended, modified, replaced or restated from time to time;

(d) "Bonus Warrants" means 340,909 non-transferrable share purchase warrants issued by the Borrower, with each Bonus Warrant entitling the holder to acquire one common share in the capital of the Borrower at an exercise price of USD $0.44 per common share for a period of 24 months;

(e) "Borrower's Indebtedness" means all present and future indebtedness and liability, direct and indirect, of the Borrower to the Lender arising under and pursuant to this Agreement (including, without limitation, at any point in time the Principal Amount outstanding under the Loan, all unpaid accrued interest thereon and all fees and costs and expenses then payable in connection therewith);

(f) "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the Province of British Columbia are authorized or required by law to close;

(g) "Interest Rate" means 12% per annum from and including the Advance Date to and including the date that the Borrower's Indebtedness is paid in full, calculated as set forth in Section 4;

(h) "Loan" means the term loan in the Principal Amount to be made by the Lender to the Borrower pursuant to this Agreement;

(i) "Maturity Date" means the date that is the earlier of: (i) 24 months following the Advance Date; and (ii) such other date as the Lender and the Borrower may mutually agree on, in writing;

(j) "Principal Amount" has the meaning set out in Recital A;

(k) "Term" has the meaning set out in Section 3.1; and

(l) "TSXV" means the TSX Venture Exchange.

2. PRINCIPAL AMOUNT

2.1 Subject to the terms and conditions of this Agreement, the Lender agrees to advance to the Borrower (or as directed by the Borrower) the Principal Amount upon receipt of all necessary regulatory approvals, including approval of the TSXV (the "Advance Date").

3. TERM AND TERMINATION

3.1 The term of the Loan (the "Term") will commence on the Advance Date and mature on the Maturity Date.

3.2 Notwithstanding Section 3.1 and anything else contained in this Agreement, the Term will end earlier than the Maturity Date upon full repayment of the Borrower's Indebtedness in accordance with Section 7 or upon a demand by the Lender in accordance with Section 9.3

4. INTEREST

4.1 The Borrower shall pay interest on the Borrower's Indebtedness at the Interest Rate, both before and after the Maturity Date. Interest will be calculated on the basis of a 360-day year, based on the number of days elapsed and shall accrue daily commencing on the Advance Date until payment in full by the Borrower of the Borrower's Indebtedness.

4.2 All overdue and unpaid interest and all fees, costs and other amounts payable by the Borrower hereunder will be added to the Principal Amount and will bear interest at the Interest Rate, calculated in the same manner as contemplated by Section 4.1, until paid in full.

5. BONUS WARRANTS

5.1 In connection with providing the Loan and subject to the approval of the TSXV, the Lender will be entitled to receive the Bonus Warrants.

6. REPAYMENT

6.1 Subject to earlier repayment of the Borrower's Indebtedness in full in accordance with Section 7, on the Maturity Date the Borrower will pay to the Lender, in full, the Borrower's Indebtedness then outstanding.

6.2 Notwithstanding anything in this Agreement to the contrary, any payment of the Borrower's Indebtedness that is due on a date other than a Business Day will be made on the next succeeding Business Day.

7. PREPAYMENT

7.1 Provided that there is no outstanding Event of Default, the Borrower will be entitled to prepay all of the Borrower's Indebtedness, at any time and from time to time, without notice, bonus or penalty.

7.2 Subject to this Section 7.2, all payments received by the Lender on account of the Borrower's Indebtedness will be applied first in payment of outstanding interest and secondly in reduction of the Principal Amount then outstanding. If any payment is received at any time while an Event of Default remains outstanding or after demand has been made by the Lender in accordance with Section 9.1, the Lender may appropriate such payment to such part or parts of the Borrower's Indebtedness as the Lender in its sole discretion may determine and the Lender may from time to time revoke and change any such appropriation.

8. SECURITY

8.1 The Borrower's Indebtedness shall be a secured obligation of the Borrower in favour of the Lender under the terms of a General Security Agreement granted by the Borrower in favour of the Lender, in the form provided by the Borrower and registered in the Personal Property Registry (British Columbia), subject and subordinate to the security that has been granted to other creditors of the Borrower as of the date of this Agreement.

9. EVENT OF DEFAULT

9.1 Any of the following events shall, for the purposes of this Agreement constitute an "Event of Default":

(a) the Borrower fails to pay to the Lender any of the Principal or accrued Interest when due and payable hereunder;

(b) the Borrower makes an assignment for the benefit of creditors;

(c) the liquidation or dissolution, or any other termination or winding-up of the business, of the Borrower;

(d) the appointment of any receiver for the Borrower or its assets; or

(e) the institution by or against the Borrower of bankruptcy proceedings.

9.2 In an Event of Default in Section 9.1(a) above, the Borrower shall have ten (10) business days (calculated as of the earlier of the Borrower receiving written notice from the Lender of such Event of Default, or the Borrower becoming aware of such Event of Default) to cure such Event of Default to the satisfaction of the Lender, acting reasonably.

9.3 Following an Event of Default under this Note, upon receipt by the Borrower of a demand for repayment by the Lender and subject to Section 9.2 in the case of an Event of Default under Section 9.1(a) above, the Indebtedness shall become due and payable, except that with respect to any Event of Default under Sections 9.1(b), (c), (d) or (e), the Indebtedness shall become automatically and immediately payable without any further action by the Lender. Waiver of any default will not constitute a waiver of any other or subsequent default. The Borrower agrees to promptly notify the Lender of any event, change, circumstance or condition which could reasonably be expected to constitute or result in an Event of Default.

10. REPRESENTATIONS AND WARRANTIES

10.1 The Borrower represents and warrants to the Lender as follows:

(a) it has been duly incorporated and is validly subsisting as a corporation or company under the laws of its jurisdiction of incorporation;

(b) it has the power, authority and right to enter into and deliver, and to exercise its rights and perform its obligations under, this Agreement and all other instruments and agreements delivered by it in connection with the Loan; and

(c) the execution, delivery and performance of this Agreement, and every other instrument or agreement delivered by it pursuant to this Agreement, has been duly authorized by all actions, if any, required on its part and by its shareholders and directors (or, where applicable, partners, members, unitholders, trustees or managers), and each of such documents has been duly executed and delivered and constitutes a valid and legally binding obligation of the Borrower enforceable against it in accordance with its terms, subject only to any limitation under applicable laws relating to bankruptcy, winding-up, insolvency, arrangement, other laws of general application affecting the enforcement of creditors' rights and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

11. WAIVER

11.1 The Lender may waive any breach by the Borrower of any of the provisions contained in this Agreement or any default by the Borrower in the observance or performance of any covenant or condition required to be observed or performed by the Borrower under the terms of this Agreement; but any waiver by the Lender of such breach or default, or any failure to take any action to enforce its rights under this Agreement, will not extend to or be taken in any manner whatsoever to affect any subsequent breach or default or the rights resulting therefrom.

12. MISCELLANEOUS

12.1 All notices, requests and demands hereunder, which may or are required to be given by or to a Party pursuant to any provision of this Agreement, shall be given or made in writing and shall be delivered by courier, prepaid registered mail or email to the address or email address of the Party as set out on the first page of this Agreement, or to such other address or email address as a Party may, from time to time, advise to the other Party by notice in writing. All notices, requests and demands hereunder shall be deemed to have been received, if delivered by courier or prepaid registered mail, on the day of delivery (regardless of whether such delivery is accepted), and if sent by email, on the next Business Day after the email was sent.

12.2 Each Party will forthwith at all times, and from time to time, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, documents and assurances which, in the opinion of the other Party, acting reasonably, are necessary or advisable for the better accomplishing and effecting of the intent of this Agreement.

12.3 Neither this Agreement nor any benefits hereunder may be transferred, assigned or otherwise disposed of by the Borrower without the prior written consent of the Lender, which consent may be arbitrarily withheld. This Agreement and the Lender's interest and benefits hereunder may be transferred, assigned or otherwise disposed of by the Lender without the consent of the Borrower.

12.4 All references to "$" or "dollars" shall be deemed to be references to the lawful currency of the United States of America.

12.5 No amendment, waiver or modification of, or agreement collateral to, this Agreement will be enforceable unless it is by a formal instrument in writing expressed to be a modification of this Agreement and executed in the same manner as this Agreement.

12.6 The descriptive headings of the sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.7 This Agreement will be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and the Parties attorn to the exclusive jurisdiction of the courts of the Province of British Columbia.

12.8 Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

12.9 The Lender acknowledges that:

(a) this Agreement was prepared by Cozen O'Connor LLP as counsel for the Borrower;

(b) Cozen O'Connor LLP has received instructions from Borrower in respect of this Agreement and does not represent the Lender;

(c) the Lender has been requested to obtain their own independent legal advice;

(d) the Lender has been given adequate time to obtain independent legal advice;

(e) by signing this Agreement, the Lender confirms they fully understand this Agreement; and

(f) by signing this Agreement without first obtaining independent legal advice, the Lender waives their right to obtain legal advice.

12.10 This Agreement may be executed by the Parties in counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Agreement may be executed by delivery of executed signature pages by email or other form of electronic transmission and such transmission will be deemed to be an original and be effective for all purposes.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective authorized signatories as of the date set forth on page one of this Agreement.

COUNTRYMAN INVESTMENTS LIMITED

Per:	/s/ David Richardson
G. David Richardson
Director

GREENPOWER MOTOR COMPANY INC.

Per:	/s/ Michael Sieffert
Michael Sieffert
CFO